LF2 Putnam Retirement Income Fund Lifestyle 2 item 77i attachment
8/31/11 Annual

Item 77i

This is the Funds first N SAR. The fund has A, B, C, M, R and Y shares and is part of Putnam Funds Trust. It became effective on 6/6/11 under PEA #120.